UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

Filed by the Registrant☑
Filed by a Party other than the Registrant☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Alliance Bankshares Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      ☑ No fee required.

      ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

      (2) Form, schedule or registration statement no.:

      (3) Filing party:

      (4) Date filed:

June 15, 2010
Dear Fellow Shareholders:
In mid-March, Bill Drohan, Chairman of the Board, and I updated you regarding the work underway aimed at improving Alliance Bankshares’ financial performance. At that time, we committed to keeping our fellow shareholders apprised of our progress through regular communications. The Board of Directors and Senior Leadership Team are hard-at-work on specific initiatives we believe will make a difference in 2010 and beyond.
First, I’m very pleased with the Board’s decision to appoint me President and Chief Executive Officer. I enjoyed my association with the Company while serving in an interim capacity and look forward with great enthusiasm to leading Alliance into the future. The Board’s expression of confidence in me is appreciated and is rewarded with my complete commitment to leading the Company to realize its full potential. We have a solid franchise and operate in one of the most attractive markets in the nation, providing a basis for optimism regarding our return to a high level of financial performance. We recognize there will be many challenges ahead and fully understand the changes required within Alliance to create sustainable value for our shareholders.
Presently, we are focused on optimizing profitability, while at the same time investing in repositioning the Company for the future. During the first quarter, we returned to profitability for the first time since the third quarter of 2007. Though modest, it is nonetheless an important step forward for the organization. While our current “core banking operation” is profitable, the Company’s bottom line continues to be impacted by the non-recurring expenses associated with effectively managing down the level of recession-related non-performing assets. Problem assets are managed “one-at-a-time” and the costs of foregone income, write-downs, and OREO disposition can be difficult to predict. Though we are encouraged by the progress achieved in recent months, we continue to focus considerable time and attention on successfully resolving these problem assets. Additional expenses have and will be incurred relating to the strategic repositioning of the Company, all of which we believe will have a payoff in the future. Again, our over-arching objective in the near term is optimizing profitability, while at the same time repositioning Alliance for high performance in the future.
Repositioning Alliance Bankshares for the future translates into specific plans for:
•	Diversifying the Bank’s loan portfolio to include more Commercial and Industrial (C&I) loans; Alliance will continue to be an active lender in the commercial and residential real estate markets, with a sharpened focus on owner-occupied borrowers, experienced builders, and professional investors operating in markets with which we are very familiar and knowledgeable

•	Enhancing credit risk management and reducing the costs of credit; we are committed to “lending to borrowers who are in businesses we know and understand, which are run by people who know and understand their businesses”; we are in the business of risk management, not risk avoidance, and following this common sense approach will serve us well in a recovering economy; we have money to lend and are actively funding new loans to existing and new customers of the Bank
•	Targeted business development strategies aimed at specific segments of the local marketplace, focused on opportunities where competitive advantage is gained through delivery of extraordinary customer service and application of a high level of knowledge about the targeted industries and businesses
•	Increasing loans as a percentage of total earning assets through specific balance sheet management strategies; borrowing relationships create opportunities to gain deposits and generate non-interest fee income
•	Broadening our deposit base to include more low cost deposits from local commercial clients, small businesses, professionals, and consumers; our historical leadership in servicing title agency relationships will continue, with a refined focus on profitability
•	Transitioning to a more traditional service delivery approach through our branches, aimed at generating more relationships, deposits, and loans from small businesses, professionals, and consumers in each branch trade area
•	Developing sources of non-interest fee income
•	Effectively managing our non-interest expenses; we are focused on reducing infrastructure expenses and gaining efficiencies through re-engineering processes; all aspects of our operational/overhead expenses are being evaluated and justified
•	Leveraging technology which delivers competitive products/services to our customers, supports our employees in effectively servicing customer relationships, and provides accurate, timely management information to aid in profitably managing our businesses; we anticipate converting to a new core processing system during 2011, which will achieve these key objectives, while also reducing our costs of operation
During the third quarter, we expect to complete a comprehensive update of the Company’s Strategic Plan. Building upon the current foundation, the updated Plan will capture our Vision for Alliance Bankshares’ future, while establishing a clear path to achieve our goal of delivering sustainable value to the Company’s shareholders. The new Strategic Plan will also address our future capital requirements specific to our plans. Though we remain “well capitalized,” among the lessons learned from the recession is having a sufficient capital “cushion” to ensure against future economic shocks, while also providing capacity for profitable growth.

As you can see in the enclosed Proxy Statement, we have delivered on our promise to expand our Board of Directors by proposing the addition of three new independent Directors. Mark Lowers, Doug McMinn, and Eric Wagoner are new independent Director nominees proposed for election to the Board of Directors, each a successful business leader bringing their unique skills and experience to our Board. We are committed to an ongoing Board Development Plan, which includes cultivating relationships with additional prospective Board members characterized by their proven business success, a working knowledge of our local markets, and functional expertise and experience which will augment that which is already present on the Board.
I look forward to providing periodic updates regarding our results and progress. If you have questions, comments, and/or suggestions, please feel free to contact me to share your thoughts. On behalf of the Board and all the employees of Alliance Bankshares, thank you for your continued support. We appreciate your confidence and will work hard to deliver on your expectations for a high performing Alliance Bankshares.
Sincerely,

/s/ William E. Doyle, Jr.
William E. Doyle, Jr.
President and Chief Executive Officer
askBill@alliancebankva.com